                                                                   EXHIBIT 4.2.1


                          FIRST SUPPLEMENTAL INDENTURE



         First Supplemental Indenture dated as of August 8, 1996, among Venture Holdings Trust, a grantor trust organized under the laws of Michigan (the "Trust"), Vemco, Inc., Venture Industries Corporation, Venture Mold & Engineering Corporation, Venture Leasing Company, Vemco Leasing, Inc., Venture Holdings Corporation and Venture Service Company, each a Michigan corporation (each an "Issuer" and together with the Trust, the "Issuers"), Venture Industries Canada Ltd., an Ontario corporation, as Guarantor, and Comerica Bank, as trustee (the "Indenture Trustee"), to the Indenture dated as of February 16, 1994 (the "Indenture") among the Issuers, the Guarantor and the Indenture Trustee. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

                                    RECITALS

         WHEREAS, the Issuers have executed and delivered the Indenture to the Indenture Trustee to provide for the issuance of their 9-3/4% Senior Subordinated Notes due 2004 (the "Securities"); and

         WHEREAS, Vemco Acquisition Corp., a Delaware corporation formed by the Trust ("Acquisition"), has entered into an Agreement and Plan of Merger dated June 5, 1996 (the "Merger Agreement") with Bailey Corporation, a Delaware corporation ("Bailey"), pursuant to which Acquisition has or will acquire Bailey (the "Bailey Acquisition"); and

         WHEREAS, pursuant to Section 902 of the Indenture the Holders of at least a majority in aggregate principal amount of the Outstanding Securities (the "Requisite Holders") have consented in writing to the execution and delivery of this First Supplemental Indenture which provides, among other things, for the amendment of certain provisions of the Indenture and the consent of such holders to certain transactions in connection with the Bailey Acquisition; and

         WHEREAS, each of the Issuers and the Guarantor severally represents and warrants that (i) it has the authority to execute and deliver this First Supplemental Indenture, (ii) the execution of this First Supplemental Indenture has been duly authorized by it and (iii) all acts necessary to constitute this First Supplemental Indenture the valid, binding and legal obligation of each of the Issuers and the Guarantor have been performed and fulfilled;

         NOW, THEREFORE, as of the date hereof, it is mutually agreed as follows:


         SECTION 1.  Amendments.   (a) Section 101 of the Indenture is amended
by adding the following definitions in the proper alphabetical order.
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         "Acquisition" means Vemco Acquisition Corp., a Delaware, corporation, or its successor.

         "AutoStyle Assets"means the interest of the Issuers and their Subsidiaries, and related obligations, in certain assets acquired on or after June 3, 1996 from AutoStyle Plastics, Inc.

         "Bailey" means Bailey Corporation, a Delaware corporation.

         "Bailey Acquisition" means the acquisition by the Trust of a majority of the outstanding shares of common stock of Bailey pursuant to an Agreement and Plan of Merger dated June 5, 1996 between Acquisition and Bailey as the same may be amended or supplemented.

         "Designation" means the designation by the Issuers of Acquisition and New AutoStyle as Unrestricted Subsidiaries, both of which shall be done on or before February 15, 1997; provided that as of date of such designation (the "Designation Date") the following provision is compiled with: the Issuers shall deliver to the Indenture Trustee and the Holders (i) a calculation of the Consolidated Fixed Charge Coverage Ratio (the "Ratio"), (ii) the four limited review reports each in the form as set forth on Schedule A hereto of Issuers' independent certified public accountants with respect to the financial statements upon which such calculation is based and (iii) a letter describing the performance by such accountants of certain procedures as set forth in Schedule B hereto relating to the Ratio in accordance with Section 6 of the First Supplemental Indenture. The Ratio shall be based on the actual results of the Trust for the four full fiscal quarters immediately preceding the Designation Date as to which financial statements are available and have been sent to the Holders pursuant to the Indenture, but excluding the results of Bailey and its subsidiaries and New AutoStyle, and only giving effect to the Indebtedness which the Issuers and their Subsidiaries are to be liable for after the Designation.

         "Designation Date" has the meaning set forth in the definition of Designation.

         "First Supplemental Indenture" means that certain First Supplemental Indenture dated August 8, 1996, among the Issuers, the Guarantors and the Indenture Trustee.

         "NBD Debt" means the portion of the Indebtedness of the Issuers under the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $220 million less any outstanding Indebtedness of Bailey which is not repaid at or about the date of consummation of the Bailey Acquisition, provided that such sum is used as is necessary to, among other things, (i) repay the existing Senior Secured Notes and Indebtedness owed to NBD Bank, (ii) consummate the Bailey Acquisition, (iii) repay some or all of Bailey's
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outstanding Indebtedness to its existing creditors and (iv) fund the Offer to
Purchase referred to in Section 4 of the First Supplemental Indenture.

         "New AutoStyle" means a new corporation to be formed by the Trust as a Subsidiary which holds the AutoStyle Assets.

         "Refinancings" means with respect to any indebtedness, any amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements or supplementations or other modifications thereof (including, without limitation, successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of any such Indebtedness).

         (b)     The definition of Consolidated Non-cash Charges set forth in
Section 101 of the Indenture is amended by adding the following at the and thereof:

                 ", and including those cash charges incurred in connection with the repayment of Indebtedness of the Issuers with a portion of the borrowings under the Credit Agreement and other cash charges incurred in connection with the Bailey Acquisition up to a maximum amount of $3 million less the amount of the gain realized by the Issuers in connection with the Offer to Purchase referred to in Section 4 of the First Supplemental Indenture."

         (c) Effective on the date of the Bailey Acquisition, the definition of Credit Agreement set forth in Section 101 of the Indenture is amended by deleting such definition in its entirety and substituting the following in lieu thereof:

                 "Credit Agreement" means the Credit Agreement, to be dated on or about the date of the Bailey Acquisition, among the Issuers party thereto, the lenders and other Persons party thereto from time to time and NBD Bank, as Agent for such lenders, together with all agreements, documents and instruments from time to time delivered pursuant them, as such agreement, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replaced, supplementations or other modifications of the foregoing)."

         (d) The definition of Permitted Indebtedness set forth in Section 101 of the Indenture is amended by (x) deleting paragraph (i) therein in its entirely and substituting the following in lieu thereof:

                 "(1)Indebtedness of the Issuers in an aggregate principal amount at any one time outstanding not to exceed the amount of NBD Debt and its Refinancings and Indebtedness of Bailey and its Refinancings, permitted under Section 3(e) of the First Supplemental Indenture;"
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and (y) adding at the end of paragraph (viii) thereof the following:

                    ";provided, however, that the provisions of this clause
                 (viii) shall only apply if Bailey is (x) designated an Unrestricted Subsidiary, (y) redesignated from an Unrestricted Subsidiary to a Subsidiary or (iii) permitted to remain a Subsidiary, all in accordance with the provisions of the First Supplemental Indenture.

         (e) Section 1009(a)(vii)(A) of the Indenture is amended by adding at the end thereof, ", minus $15 million."

         (f) Section 1009(b) of the Indenture is amended by: (i) deleting the "and," before "(v)" on line four thereof and adding immediately thereafter " (v)", the following: ", (vi), (vii), (viii), (ix) and (x)" and (ii) adding at the end thereof the following:

                          "(vi)  The assignment and transfer to the Trust by
                 the Subsidiaries of an amount in cash not to exceed the lesser of $13 million and the maximum amount permitted to be paid as of June 30, 1996 as a Restricted Payment pursuant to Section 1009(a) of the Indenture and the transfer of such sum to Acquisition, provided that the Bailey Acquisition shall have occurred simultaneously with or prior to such transfer to Acquisition;

                          (vii) The assignment and transfer to the Trust by the
                 Subsidiaries of their interest in the AutoStyle Assets;

                          (viii) The assignment and transfer by the Issuers to
                 New AutoStyle of the AutoStyle Assets and/or the Designation of New AutoStyle as an Unrestricted Subsidiary on or before February 15, 1997, provided that the Designation of Acquisition as an Unrestricted Subsidiary shall occur simultaneously with or prior to such Designation of New AutoStyle;

                          (ix) The Designation of Acquisition as an
                 Unrestricted Subsidiary (it being understood that if Acquisition is thereafter redesignated as a Subsidiary, such redesignation shall have no effect on the calculations set forth in Section 1009(a) of the Indenture); and

                          (x) The Issuers, Venture Canada, Acquisition and/or
                 New AutoStyle incurring the NBD Debt."

(g) Section 1010 shall be amended to add the following introductory paragraph:

         "Except as to (i) the Issuers transferring to the Trust all of their rights in and to the AutoStyle Assets and related rights and obligations, (ii) the Trust transferring to New AutoStyle all of its rights in and to the AutoStyle Assets and related rights and obligations, and/or (iii) on or before February 15, 1997, the Designation of Acquisition and New AutoStyle as Unrestricted Subsidiaries:"
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         (h)     Sections 1010(a) and (b) of the Indenture are amended by
deleting such sections in their entirety and substituting the following in lieu thereof:

           "(a) The Trust will not, and will not permit any of its Subsidiaries to, and, during any period that they are Unrestricted Subsidiaries, as to transactions between New AutoStyle or Acquisition on the one hand and Affiliates of theirs (other than transactions benefiting the Trust or its Subsidiaries) on the other hand, to, directly or indirectly, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend, or increase the payments by the Trust or any of its Subsidiaries under or otherwise alter the terms of, any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Trust (including any Affiliates of such Affiliates) (each, an "Affiliate Transaction") except for any Affiliate Transaction the terms of which are fair and reasonable to the Trust or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Trust or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with Persons who at not such an Affiliate of the Trust; provided, however, that Affiliated Transactions shall not include (1) any transaction with an officer or member of the Board of Directors of the Trust or any Subsidiary entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or member of the Board of Directors of the Trust or any such Subsidiary, (2) performance of any agreement in existence on the date of this Indenture in accordance with its terms as in effect on such date or (3) any Restricted Payment or Permitted Payment permitted under Section 1009.

         (b) In addition, the Trust will not, and will not permit any Subsidiary of the Trust to, and, during any period that they are Unrestricted Subsidiaries, as to transactions between New AutoStyle or Bailey on the one hand and Affiliates of theirs (other than transactions benefiting the Trust or its Subsidiaries) on the other hand, to, enter into an Affiliate Transaction, or any series of related Affiliate Transactions, unless (i) with respect to such Transaction or Transactions involving or having a fair value of more than $250,000 the Trust has (x) obtained the approval of majorities of the Board of Directors of the Trust (in the case of the Trust and Venture Canada) or such Subsidiary, as the case may be, and the Fairness Committee of the Trust (in the case of the Trust and Venture Canada or such Subsidiary, as the case may be, in the exercise of their fiduciary duties and (y) either (i) obtained the approval of majorities of the disinterested directors of the Trust (in the case of the Trust and Venture Canada) or such Subsidiary, as the case may be, if any, and Independent members of the Fairness Committee or (2) obtained an opinion of a qualified independent financial advisor to the effect that such Transaction or Transactions are fair to the Trust or such Subsidiary, as the case may be, from a financial point of view and (ii) with respect to such Transaction or Transactions involving or having a fair value of more than $3.0 million, the Trust has (x) obtained the approval of majorities of the Board of Directors of the Trust (in the case of the Trust and Venture Canada) or such Subsidiary as the case may be and the Fairness Committee of the Trust (in the case of the Trust and Venture Canada) or such Subsidiary as the case may be in the exercise of their fiduciary duties, including majorities of the disinterested directors of the Trust (in the case of the Trust and Venture Canada) or such Subsidiary, as the case may be, if any, and Independent members of the Fairness Committee, and (y) delivered to the Indenture Trustee an opinion of a qualified independent financial advisor to the effect that such Transaction or Transactions are fair to the Trust or such Subsidiary, as the case may be, from a financial point of view."

         (i) Section 1021 of the Indenture is hereby amended by adding at the end of such Section the following:

                 "On or prior to 15 days after the Required Filing Date, the Issuers, at the Issuers' cost, will certify to and provide to the Indenture Trustee and all Holders quarterly reports and yearly reports
         (i) prepared by the Issuers on a basis which is consistent with the preparation of the reports, required by the first paragraph of this
         Section 1021, (ii) which are not reviewed or certified to by any accounting firm and (iii) which reflect the consolidated financial statements of the Trust and its subsidiaries, excluding Acquisition and New AutoStyle prior to the Designation Date and thereafter so long as Acquisition and New AutoStyle are designated Unrestricted Subsidiaries."

                 SECTION 2.  Acquisition and Bailey Guarantee.  Pursuant to
Section 1013 of the Indenture, by executing this First Supplemental Indenture, each of Acquisition and, upon its merger into Bailey, Bailey, is hereby deemed a Guarantor and shall be bound by the provisions of Article Fourteen of the Indenture so long as Bailey is a Subsidiary of the Trust. The provisions of
Section 1013(c)(ii) shall not apply to such guaranty.

                 SECTION 3. Consents. The Requisite Holders, by execution of the consents referred to in the recitals hereto, have consented, and do hereby consent, to the following:

                          (a)     The assignment and transfer to the Trust by
the Subsidiaries of an amount in cash not to exceed the lesser of $13 million and the maximum amount permitted to be paid as of June 30, 1996 as a Restricted Payment pursuant to Section 1009(a) of the Indenture and the transfer of such sum to Acquisition or its successor, provided that the Bailey Acquisition shall have occurred simultaneously with or prior to such transfer to Acquisition.

                          (b)     The Subsidiaries transferring to the Trust
all of the Trust's right to the AutoStyle Assets with the same being considered a Permitted Payment.

                          (c)     The Trust creating New AutoStyle and
transferring to it the AutoStyle Assets.

                          (d)     Subject to the consummation of the Bailey
Acquisition, the Trust offering to each of the Holders (which offer shall be commenced on or before August 19, 1996), a payment of $950 (maximum, $20,007,000), plus interest accrued to date, for each $l000 (maximum, $21,060,000) of principal amount of Securities, pro rata to all tendering Holders who tender their Securities (the "Offer to Purchase") in accordance with the procedures set forth in Section 1014 of the Indenture, other than the time periods set forth in subsection (a) thereof. The Offer to Purchase shall be consummated no earlier than 20 Business Days and no later than 25 Business Days after the commencement date of the Offer to Purchase.

                          (e)     Subject to the consummation of the Bailey
Acquisition, the Trust and its Subsidiaries incurring up to $220,000,000 of (i) NBD Debt, which may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing), all of which are herein referred to as the "Refinancings", provided that (y) as to the revolving credit facility of such NBD Debt, it may not exceed the amount thereof in effect as of the date of the Credit Agreement, but in no event more than $120 million, and (z) as to the term facility portion of such NBD Debt, no Refinancing may be in a principal amount in excess of the then outstanding principal amount thereof, and (ii) Indebtedness of Bailey and its Refinancings (provided that as to such Indebtedness of Bailey, no Refinancings may be in a principal amount in excess of the then outstanding principal amount thereof), provided that such NBD Debt is used as is necessary to, among other things, (i) repay the existing Senior Secured Notes and Indebtedness owed to NBD Bank, (ii) consummate the Bailey Acquisition, (iii) repay some or all of Bailey's outstanding Indebtedness to its existing creditors and (iv) fund the Offer to Purchase.

                          (f)     The Bailey Acquisition being made by
Acquisition as a Subsidiary of the Trust.

                          (g)     Acquisition being merged into Bailey.

                          (h)     On or before February 15, 1997, the Trust
having the option of making the Designation as to Acquisition and New AutoStyle and the same shall not be considered a Restricted Payment and they shall thereafter be deemed Unrestricted Subsidiaries for all purposes of the Indenture.

                 SECTION 4. Offer to Purchase. In consideration for the Requisite Holders consenting to the execution and delivery of this First Supplemental Indenture and subject to the consummation of the Bailey Acquisition, on or before August 19, 1996, the Issuers shall commence the Offer to Purchase in accordance with the provisions of Section 3(d) hereof.

                 SECTION 5. Recission of Prior Indenture. Effective upon the date hereof, the Supplemental Indenture dated as of May 29, 1996 among the Issuers, the Guarantor and the Indenture Trustee is hereby terminated and rescinded and shall be of no further force and effect.

                 SECTION 6. Increase in Interest Rate. The interest rate on the Outstanding securities shall be increased by 2% per annum to 11-3/4% per annum as of February 15, 1997, unless as of February 15, 1997 (or on the Designation Date, if earlier), the Trust is able to borrow one additional dollar of Indebtedness (other than Permitted Indebtedness) under Section 1008 of the Indenture. In performing such calculation, whether or not the Designation has occurred, the provisions in the definition of Designation with respect to the calculation of the Ratio shall apply, except that if the Designation has not occurred on or before February 15, 1997, the actual results of Bailey and its subsidiaries and New AutoStyle shall not be excluded in determining the

Ratio.

                 SECTION 2.   Miscellaneous     (a) This First Supplemental
Indenture is limited as specified herein and, except as provided herein, shall not constitute a modification, acceptance or waiver of any other provision of the Indenture, all of which shall continue to be in full force and effect and are hereby ratified and confirmed in all respects.

                 (b) This First Supplemental Indenture may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                 (c) From and after the date hereof, all references in the Indenture to the Indenture shall be deemed to be references to the Indenture as modified hereby.

                 (d) This First Supplemental Indenture shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

                 IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.



                             VENTURE HOLDINGS TRUST


Attest:. /s/ Larry Winget                     By:  /s/ Michael Torakis
        ---------------------------               --------------------------
          Name:  Larry Winget                 Name:  Michael Torakis
          Title: CEO                          Title: President



                                  VEMCO, INC.


Attest: /s / Larry Winget                     By: /s/ Michael Torakis
        ---------------------------               --------------------------
         Name:   Larry Winget                 Name:  Michael Torakis
         Title:  CEO                          Title: President

                               VENTURE INDUSTRIES
                                  CORPORATION


Attest:. /s/ Larry Winget                     By:  /s/ Michael Torakis
         ---------------------------               --------------------------
Name:    Larry Winget                         Name:  Michael Torakis
Title:   CEO                                  Title: President




                            VENTURE MOLD ENGINEERING
                                  CORPORATION


Attest:. /s/ Larry Winget                     By:  /s/ Michael Torakis
         ---------------------------               --------------------------
Name:    Larry Winget                         Name:  Michael Torakis
Title:   CEO                                  Title: President



                            VENTURE LEASING COMPANY



Attest:. /s/ Larry Winget                     By:  /s/ Michael Torakis
         ---------------------------               --------------------------
Name:    Larry Winget                         Name:  Michael Torakis
Title:   CEO                                  Title: President





                              VEMCO LEASING, INC.



Attest:. /s/ Larry Winget                     By:  /s/ Michael Torakis
         ---------------------------               --------------------------
Name:    Larry Winget                         Name: Michael Torakis
Title:   CEO                                  Title: President

                               VENTURE  HOLDINGS
                                  CORPORATION




Attest:. /s/ Larry Winget                     By:  /s/ Michael Torakis
         ---------------------------               --------------------------
Name:    Larry Winget                         Name:  Michael Torakis
Title:   CEO                                  Title: President



                            VENTURE SERVICE COMPANY



Attest:. /s/ Larry Winget                     By:  /s/ Michael Torakis
         ---------------------------               --------------------------
Name:    Larry Winget                         Name:  Michael Torakis
Title:   CEO                                  Title: President



                           VENTURE INDUSTRIES CANADA
                              LTD.,  AS GUARANTOR



Attest:. /s/ Larry Winget                     By:  /s/ Michael Torakis
         ---------------------------               --------------------------
Name:    Larry Winget                         Name:  Michael Torakis
Title:   CEO                                  Title: President



                            VEMCO ACQUISITION CORP.
                                  AS GUARANTOR




Attest:. /s/ Larry Winget                     By:  /s/ Michael Torakis
         ---------------------------               --------------------------
Name:    Larry Winget                         Name:  Michael Torakis
Title:   CEO                                  Title: President

                                 COMERICA BANK,
                              AS INDENTURE TRUSTEE




Attest:. /s/ Marilyn A. Karam                 By:  /s/ James Kowalski
         ---------------------------               --------------------------
Name:    Marilyn A. Karam                     Name:  James Kowalski
Title:   Vice President                       Title: Trust Administrator